Exhibit 10.17

Touchpoint Metrics, Inc.
Employment Agreement

May 16, 2015

Stephen Shay

21104 NE 130th Court

Woodinville, WA  98077

Re: Employment Agreement

Dear Steve:

We are pleased to offer you the position of Vice President of Touchpoint Metrics, Inc. (the “Company”). Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1.           Duties and Scope of Employment.

(a)     Start Date. You shall start full-time Employment May 16, 2015.

(b)     Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Vice President. You will report to the Company’s President and CEO, Michael Hinshaw. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s President and CEO, including but not limited to the duties and responsibilities described in the Exhibit C: Job Scorecard.

(c)     Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation, without the prior written approval of the President and CEO. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(d)     No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

2.           Compensation.

(a)     Salary. The Company shall pay you an initial base salary at a gross annual rate of $240,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.”

(b)     Initial Stock Option Grant. In connection with commencement of your employment and subject to the approval of the Company’s Board of Directors (the “Board”), the Company shall grant you an option to purchase 600,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of your services to the Company. The Option shall vest and become exercisable at the rate of 20% of the total number of option shares after the first six months of continuous service, and thereafter 20% of the total number of option shares shall become vested and exercisable in equal installments every six months of continuous service. The Option shall be subject to the other terms and conditions set forth in the Company’s Share Option Plan (the “Stock Plan”) and in the Company's standard form of stock Option Commitment (the “Option Commitment”).

(c)     Time Off. You will be entitled to paid time off during the time you are employed by the Company in accordance with the Company’s time off policies.

3.           Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

4.           Health and Dental Insurance Coverage. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Company will be responsible for payment of premiums for coverage of your health and dental insurance plans that the Company may have in effect from time to time, not to exceed $500. You will have the option of adding spouse and/or dependents to the health and/or dental insurance plans that the Company may have in effect from time to time, not to exceed $500. Costs of health and/or insurance plans that exceed $500 will be your responsibility.

5.          Termination. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

6.           Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the third anniversary of the date when your Employment terminated for any reason, you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates on whom you called or with whom you became acquainted during your Employment.

7.           Pre-Employment Conditions.

(a)     Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, attached hereto as Attachment A (the “Confidentiality Agreement”), prior to or on your Start Date.

(b)     Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

(c)     Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

8.           Successors.

(a)     Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)     Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.           Miscellaneous Provisions.

(a)     Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(b)     No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder.

(c)     Notices. All legal notices contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d)     Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)     Entire Agreement. This Agreement supersedes any and all prior offer letters or employment agreements entered into between you and the Company. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(f)     Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g)     Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law.

(h)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Attachment A

Touchpoint Metrics, Inc.

Confidential Information and Invention Assignment Agreement

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Touchpoint Metrics, Inc. or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.           Employment or Consulting Relationship. I understand and acknowledge that this letter does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this letter, shall be referred to herein as the “Relationship.”

2.           At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

3.           Confidentiality.

(a)      Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any information treated and/or maintained by the Company or any other person as confidential and/or proprietary, whether oral or written or in tangible form, and whether or not it is designated or otherwise marked as confidential or proprietary, including trade secrets, non-public intellectual property and other property rights, as well as technical data, trade secrets or know-how, including, but not limited to, research, present and future methodologies, business, development and product plans, products, services, suppliers, employees, suppliers, vendors, contractors, client and customer lists and clients and customers (including, but not limited to, clients and customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets, forecasts, market testing, specifications, configurations, designs, drawings, apparatuses, sketches, data, any and all confidential or proprietary business information and interests protectable under applicable law, or other information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)     Ownership; Nondisclosure. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any third party without written authorization of the Company, any Confidential Information of the Company which I obtain or create. I agree that my relationship with Company does not vest in me any interest in any Confidential Information, other than the right to use Confidential Information as necessary to perform my duties and obligations as an employee and under any written agreement with the Company relating to the Relationship in accordance with the terms and conditions of such agreement, and that the use or duplication of Confidential Information in any other business or for any other purpose would constitute an unfair method of competition. I acknowledge and agree that all Confidential Information, regardless of whether or when created or received by me, belongs to the Company, a client, or any of their respective affiliates or suppliers, may contain trade secrets belonging to Company, a client, or any of their respective affiliates or suppliers, and is disclosed to Consultant or authorized for my use solely on the condition that I agree, and I hereby agree, that I: (i) will not use Confidential Information, directly or indirectly, in any other business or capacity or for my own or any other person’s benefit or purpose, except as permitted by this Agreement or as authorized in writing by the Company; (ii) will maintain the absolute confidentiality of Confidential Information during and after the term of discussions, the Relationship, and at any later time; (iii) will not make unauthorized copies of any portion of Confidential Information disclosed in written form or any other form that may be copied or duplicated; and (iv) will adopt and implement all reasonable procedures that either the Company or any client may prescribe from time to time to prevent unauthorized use or disclosure of Confidential Information, including restrictions on disclosure to Company employees or suppliers, and the use of non-disclosure and non-competition agreements that the Company or any client may prescribe or approve for my shareholders, partners, members, officers, managers, directors, employees, independent contractors, agents, or representatives who may have access to Confidential Information.

(c)     Use And Return. I agree that all Confidential Information and all other information, documents, and things (such as, but not limited to, programs, software, files, documentation, reports, lists, computers, peripherals, books, manuals, supplies, equipment, e-mail messages, and voice mail messages) that I make or that come into my possession by reason of discussions or the Relationship are the property of the Company, a client, or their respective affiliates or suppliers (and are not my property). I agree that I will not use them in any way except in the regular course of discussions or as necessary to perform my duties and obligations under any written agreement with The Company relating to the Relationship in accordance with the terms and conditions of such agreement, and I agree that I will return them to The Company promptly upon request of The Company. I agree that I will not take, reproduce, or retain originals of any Confidential Information or any information, documents, or things of The Company, any client, or any of their respective affiliates without the express written permission of The Company.

(d)     Unauthorized Disclosure. I shall notify The Company immediately upon the discovery of any unauthorized use or disclosure of any Confidential Information, and will cooperate with The Company in every reasonable way to assist The Company in regaining possession of the Confidential Information and in preventing its further unauthorized use or disclosure.

(e)     Compelled Disclosure. If I am required to disclose any Confidential Information by order of a court or other legal authority, or by operation of law, I will give The Company prompt written notice thereof, and will consult and cooperate with The Company and provide reasonable assistance as requested by The Company in its efforts to prevent or narrow the disclosure or to obtain a protective order, decree, or other reliable assurance that confidential treatment will be accorded the information disclosed. To the fullest extent permitted by law I will continue to protect as confidential and proprietary under this Agreement all Confidential Information disclosed in response to a court order, subpoena, regulation, or other process of law.

(f)     Prior Obligations. I represent that my performance of all terms of this letter as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous, client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.

(g)     Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from its clients, customers, licensees, employees, contractors, suppliers, vendors, licensors and other third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(h)     No Expectation of Privacy. I agree that I have no expectation of privacy with respect to Company’s telecommunications, software, networking, or information processing systems (including computer files, e-mails, and voice mail messages), and that my activity and any files and messages on or using any of these systems may be monitored at any time without notice.

(i)     Additional Obligations. I acknowledge that Company may, from time to time, enter into or renew agreements with other persons, including federal, state, and local governments or agencies thereof, related to the Relationship that impose certain obligations or restrictions on the Company regarding Confidential Information or other information identified in those agreements. I agree to be bound by all such obligations and restrictions and to take all action necessary to honor the obligations of the Company thereunder, including signing such confidentiality, non-disclosure, and other agreements as may be required by other persons or third parties as a condition to The Company obtaining or using Confidential Information or other information identified in those agreements. I further acknowledge that in connection with discussions or the Relationship, I may come into possession or knowledge of the Confidential Information of another person in the absence of any agreement with that person regarding such information, and I agree that in such event I will protect and maintain the confidentiality of such Confidential Information to the same extent as I am obligated to protect and maintain the confidentiality of Confidential Information under this Agreement and subject to the same restrictions on disclosure and use of Confidential Information set forth in this Agreement.

(j)     Competitive Use. I agree not to use any Confidential Information or any other property of the Company, any client, or any of their respective affiliates or suppliers to compete with the Company, either directly or indirectly, in any manner, during or after discussions or the Relationship at any time.

4.           Inventions.

(a)     Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)     Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c)     Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of my Relationship with the Company as provided for in Section 5.

(d)     Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this letter until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e)     Exception to Assignments. I understand that the provisions of this letter requiring assignment of Inventions to the Company do not apply to any invention which I developed entirely on my own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

5.           Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

6.           Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this letter. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this letter, about my rights and obligations under this letter.

7.           Solicitation of Employees, Consultants and Other parties. I agree that during the term of my Relationship with the Company, and for a period of thirty-six (36) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants, suppliers, vendors or licensors to terminate their relationship with the Company, or take away, hire, or otherwise engage the services of the Company’s employees, consultants, suppliers, vendors or contractors, or attempt to solicit, induce, recruit, encourage or take away employees, consultants, vendors or contractors of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit or accept any business from any client, customer or licensee of the Company or the Company’s products, in each case, that were introduced by the Company to me or are known to me or reasonably should been known to me, with respect to any business, products or services that (a) are competitive to the products or services offered by the Company, (b) I know or should reasonably know the Company intended or intends to offer its clients, customer or licensees, or (c) are under development as of the date of termination of my Relationship with the Company.

8.           Representations and Covenants.

(a)     Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this letter upon the Company’s written request to do so.

(b)     Conflicts. I represent that my performance of all the terms of this letter does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company.

(c)     Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this letter and that I understand and will fully and faithfully comply with such provisions.

9.           General Provisions.

(a)     (a)     Governing Law. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)     Entire Agreement; Waiver; Modification. This letter sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this letter, nor any waiver of any rights under this letter, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this letter.

(c)     Severability. If one or more of the provisions in this letter are deemed void by law, then the remaining provisions will continue in full force and effect.

(c)     Successors and Assigns. This letter will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(d)     Survival. The provisions of this letter shall survive the termination of the Relationship and the assignment of this letter by the Company to any successor in interest or other assignee.

(e)     ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this letter on the respective dates set forth below.

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

None	n/a	n/a

EXHIBIT C

JOB SCORECARD

Accountabilities:	Metrics:
Strategic Planning, in partnership with COO and CEO	■	Relevant and current One-Page Strategic Plan (OPSP), updated quarterly and annually
Business Development	■	Revenue targets defined in the OPSP
	■	15% Cost of Sales or less (direct sales costs)
	■	Close rate of 30% of sales opportunities
Client Engagement Management	■	CX Index score of 85% or above
	■	60% gross margin or higher (revenue less direct delivery costs)
	■	90% on time project completion
	■	50% follow-on project sales
Product and Service Offering Development	■	3-6 new ideas market tested per year
	■	1+ new products released to market per year
	■	<9 months time for MVP to market
	■	>40% gross margin in year 1

Key Competencies (Technical and Cultural):

■	Customer insights and understanding
■	Customer experience domain expertise
■	Product development
■	Distribution channel development and management
■	Sales organization development and management
■	Consulting services delivery and client engagement management
■	Innovative
■	Passionate about CX
■	Results-driven
■	Likes to have fun
■	Driven to be the best